Exhibit 10.3

                         EXECUTIVE EMPLOYMENT AGREEMENT

      THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is entered into and made effective as of __________ __, 2005 (the "Effective Date"), by and between Celerity Systems, Inc., a Delaware corporation, having its principal offices at 146 Maryville Pike, Suite #201, Knoxville, TN 37920 (the "Company"), and C. Thomas McMillen, whose address is 1103 South Carolina Avenue, S.E., Washington, D.C. 20003 (the "Executive").

                                    RECITALS:

      WHEREAS, the Company desires to employ and retain the Executive for the term specified herein in order to advance the business and interests of the Company on the terms and conditions set forth herein; and

      WHEREAS, the Executive desires to provide his services to the Company in such capacities, on and subject to the terms and conditions hereof; and

      WHEREAS, the Company desires to provide the Executive with certain options to acquire stock in the Company in order that the Executive may have the opportunity to participate in the growth and performance of the Company, as set forth herein.

      NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

      1. Employment and Term. Subject to the terms and conditions hereof, the Company does hereby employ and agree to employ the Executive as its President and Chief Executive Officer for and during the Employment Term (as defined below), and the Executive does hereby accept such employment. The initial term of employment shall commence on ____________ __, 2005 and shall continue for two
(2) years thereafter unless earlier terminated as herein provided (the "Employment Term"), and thereafter shall be renewed for additional terms of one
(1) year, unless either party provides the other with notice, as provided for herein, at least ninety (90) days prior to the date the Employment Term would otherwise renew, of that party's intention not to so renew such term.

      2. Duties of Executive. The Executive shall, during the Employment Term hereunder, perform the executive and administrative duties, functions and privileges incumbent with the position of President and Chief Executive Officer and such other duties as reasonably determined by the Board of Directors of the Company (the "Board") from time-to-time. The Executive shall report to the Board and if appointed by the Board, shall serve as the Chairman of the Board without additional compensation therefor. The Executive agrees to serve the Company faithfully, conscientiously and to the best of his ability, and to devote at least twenty-five (25) hours per week to the business and affairs of the Company (and, if requested by the Board, any subsidiary or affiliate of the Company) so as to promote the profit, benefit and advantage of the Company and, if applicable, any subsidiaries or affiliates of the Company. The Executive agrees to accept the compensation to be made to him under this Agreement as full and complete compensation for the services required to be performed by, and the covenants of, the Executive under this Agreement.

      3. Location and Travel. The Executive shall not be required to relocate outside the greater Washington, D.C. metropolitan area without his consent. The Executive acknowledges, however, that significant domestic and international travel may be required as part of his duties hereunder; and the Executive agrees to undertake such travel as may be reasonably required by the business of the Company from time-to-time.

      4. Compensation.

            4.1 Base Salary. The Executive shall initially be paid a base salary (the "Base Salary") of One Hundred Twenty Thousand Dollars ($120,000) per year, which shall be periodically reviewed and increased by the Board, in its sole discretion, during the Employment Term. All compensation shall be made in accordance with the standard payroll practices of the Company.

            4.2 Regular Benefits. The Executive shall be entitled to participate in any health insurance, accident insurance, hospitalization insurance, life insurance, pension, or any other similar plan or benefit provided by the Company to its executives or employees generally, including, but not limited to any stock option plan, if and to the extent that the Executive is eligible to participate in accordance with the provisions of any such insurance, plan or benefit generally (such benefits, collectively, the "Regular Benefits").

            4.3 Vacation. The Executive shall be entitled to four (4) weeks paid vacation with such vacation to be taken at times mutually agreeable to the Executive and the Company. The Executive shall further be entitled to the number of paid holidays, and leaves for illness or temporary disability in accordance with the policies of the Company for its senior executives.

            4.4 Term Life Insurance. The Company shall have the right from time-to-time to purchase, modify or terminate insurance policies on the life of the Executive for the benefit of the Company in such amount as the Company shall determine in its sole discretion. In connection therewith the Executive shall, at such time(s) and at such place(s) as the Company may reasonably direct, submit himself to such physical examinations and execute and deliver such documents as the Company may deem necessary or desirable; provided, however, that the eligibility of the Executive for, or the availability of, such insurance shall not be deemed to be a condition of continued employment hereunder.

            4.5 Expense Reimbursement. The Company shall reimburse the Executive for all expenses reasonably incurred by him in connection with the performance of his duties hereunder and the business of the Company upon the submission to the Company of appropriate receipts therefor, in accordance with the expense reimbursement policy of the Company.

            4.6 Annual Bonus. The Executive shall be eligible to receive an annual bonus equal to one hundred percent (100%) of the Base Salary then in effect based on the achievement of performance metrics established by the Board and the Executive each calendar year during the Employment Term, with the metrics for the first calendar year of the Employment Term to be established by the Board and the Executive on or before the date which is sixty (60) days from the date hereof. All such metrics shall be evidenced in a document signed by the Board and timely provided to the Executive.


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

            4.7 Options. The Company shall issue to the Executive options to acquire a total of Five Hundred Eighty Million shares (580,000,000) of the Company's common stock, par value $0.001 per share ("Common Stock"), which options shall vest as follows: (i) options to acquire One Hundred Sixteen Million (116,000,000) shares of Common Stock shall vest on the date on which this Agreement is executed by the parties hereto; and (ii) options to acquire One Hundred Sixteen Million (116,000,000) additional shares of Common Stock shall vest at the end of each of the first, second, third and fourth calendar quarters following the execution of this Agreement by the parties hereto. Except as otherwise expressly provided in this Agreement, all terms and conditions concerning the granting and exercise of any options awarded to the Executive hereunder, including any cashless exercise provisions, shall be governed by the Company's option plan, as such plan may be amended from time to time.

            4.8 Signing Bonus. The Company shall pay to the Executive a signing bonus (the "Signing Bonus") in the amount of One Hundred Twenty-Five Thousand Dollars ($125,000), with such Signing Bonus to be paid as follows: (i) Twenty-Five Thousand Dollars ($25,000) shall be paid on the date on which this Agreement is executed by the last of the Company or the Executive, provided that the other party has already executed this Agreement; and (ii) the remaining One Hundred Thousand Dollars ($100,000) shall be paid on the date on which the Company receives Two Hundred Fifty Thousand Dollars ($250,000) in financings.

      5. Termination and Severance Arrangements.

            5.1 Termination by the Company. Except as set forth in Section 5.3 hereof, the Company may terminate this Agreement at any time by providing at least thirty (30) days' prior written notice to the Executive. In the event that the Company terminates this Agreement (a) other than in connection with a Change of Control (as defined in Section 6 hereof), and (b) other than for Cause (as defined in Section 5.3 hereof), the Company shall, notwithstanding such termination, in consideration for all of the undertakings and covenants of the Executive contained herein, continue to pay to the Executive the Base Salary and the Regular Benefits for the remainder of the then-current Employment Term. In addition, in the event the Company terminates this Agreement as described in the immediately preceding sentence, any and all options granted to the Executive by the Company shall become automatically and immediately vested and exercisable. In no event however, shall the continuation of such payments during such post-termination period be deemed to be employment hereunder for purposes of calculating any bonus due to the Executive or for purposes of determining the vesting or exercise period of any stock options granted hereunder, or otherwise.

            5.2 Termination by Executive. The Executive may terminate his employment at any time for Good Reason and receive the payments and benefits specified in Section 5.1 hereof in the same manner as if the Company had terminated his employment without Cause. For purposes of this Agreement, "Good Reason" will exist if any one or more of the following occur: failure by the Company to honor any of its material obligations under this Agreement, including, without limitation, its obligations under Section 4 hereof concerning compensation, Section 10 hereof concerning indemnification, and Section 12.5 hereof concerning successor obligations.


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            5.3 Termination for Cause. Notwithstanding the Employment Term, the
Company may terminate the Executive for Cause upon a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding the Executive, if a director at such time). In the event that the employment of the Executive is terminated by the Company for Cause, no severance or other post-termination payment shall be due or payable by the Company to the Executive (except solely such Base Salary or other payments as may have been accrued but not yet paid prior to such termination). For purposes hereof, "Cause" shall mean: (a) the conviction with respect to any felony or misdemeanor involving theft, fraud, dishonesty or misrepresentation; (b) any misappropriation, embezzlement or conversion of the Company's or any of its subsidiary's or affiliate's property by the Executive; (c) willful misconduct by the Executive in respect of the material duties or obligations of the Executive under this Agreement; or (d) a material breach by the Executive of any of his material obligations hereunder, after written notice thereof and a reasonable opportunity of thirty (30) days to cure the same, provided that the same is not caused by the physical disability including mental disease or defect of the Executive, in which event Section 5.4 hereof shall apply.

            5.4 Death or Disability. In the event that the employment of the Executive by the Company is terminated by reason of the death of the Executive or by reason of medical or psychiatric disability which prevents the Executive from satisfactorily performing a material portion of his duties for ninety (90) consecutive calendar days or one hundred twenty (120) days in any three hundred sixty-five (365) day period (a "Disability"), the Company shall, promptly upon such termination, pay the Executive an amount equal to six (6) months of his then-current Base Salary, in a single lump sum.

      6. Proprietary Rights.

            6.1 Non Competition. Except for (i) the Executive's position as an officer of Fortress America Acquisition Corporation and its successors, (ii) the Executive's ownership interest in Global Secure Corporation, and (iii) the Executive's ownership interest and/or position in any future special purpose acquisition corporations focused on homeland security, the Executive covenants and agrees that for so long as he shall be employed by the Company and for a period of two (2) years from the date of the termination of such employment for any reason (the "Restricted Period") the Executive shall not directly or indirectly, own, manage, control, operate invest in or become principal of employee of, director of, or consultant to, any business, entity or venture which is competitive with the business of the Company as conducted at such time; provided, however, that it shall not be a violation of this Agreement for the Executive to have beneficial ownership of less than five percent (5%) of the outstanding amount of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on a national securities exchange or quoted on an inter-dealer quotation system.

            6.2 Confidentiality. The Executive recognizes and acknowledges that certain confidential business and technical information used by the Employee in connection with his duties hereunder that includes, without limitation, certain confidential and proprietary information relating to the designing, development, construction and marketing of computer hardware, is a valuable and unique asset of the Company. Executive agrees that he shall at all times maintain the confidentiality of the proprietary information and trade secrets of the Company, and that he shall during the Restricted Period refrain from disclosing any such information to the disadvantage of the Company.


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

                  6.2.1 During the Restricted Period the Executive shall not, directly or indirectly: (a) solicit, in competition with the Company, any person who is a customer of any business conducted by the Company, or (b) in any manner whatsoever induce, or assist others to induce, any supplier of the Company to terminate its association with such entity or do anything, directly or indirectly, to interfere with the business relationship between the Company, and any of their respective current or prospective suppliers.

                  6.2.2 During the Restricted Period the Executive shall not, directly or indirectly, solicit or induce any employee of the Company to terminate his or her employment for any purpose, including without limitation, in order to enter into employment with any entity which competes with any business conducted by the Company

            6.3 Ownership by Company. The Executive acknowledges and agrees that any of his work product created, produced or conceived in connection with his association with the Company shall be deemed work for hire and shall be deemed owned exclusively by the Company. The Executive agrees to execute and deliver all documents required by the Company to document or perfect the Company's proprietary rights in and to the Executive's work product.

            6.4 Remedies. It is expressly understood and agreed that the services to be rendered hereunder by the Executive are special, unique, and of extraordinary character, and in the event of the breach by the Executive of any of the terms and conditions of this Agreement on his part to be performed hereunder, or in the event of the breach or threatened breach by the Executive of the terms and provisions of this Section 6, then the Company shall be entitled, if it so elects, to institute and prosecute any proceedings in any court of competent jurisdiction, either in law or equity, for such relief as it deems appropriate, including without limiting the generality of the foregoing, any proceedings, to obtain damages for any breach of this Agreement, or to enforce the specific performance thereof by the Executive.

      7. Market Standoff Agreement. The Executive hereby agrees that if so requested by the Company or by any representative of any underwriters in connection with any registration of the offering of any securities of the Company under the Securities Act, the Executive shall not sell or otherwise transfer any securities of the Company during the ninety (90) day period following the effective date of a registration statement of the Company filed under the Securities Act.

      8. Director's and Officer's Liability Insurance. To protect the Executive from any liability, loss, claims, damages, or costs, including legal fees and costs, prior to any public offering of any securities of the Company, the Company may purchase and maintain director's and officer's liability insurance (the "D&O Insurance") in an amount not less than Two Million Dollars ($2,000,000), or in such amount as is later agreed upon by the Executive and the Company.


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

      9. Indemnification. As an employee, officer and director of the Company, the Executive shall be indemnified against all liabilities, damages, fines, costs and expenses by the Company in accordance with the indemnification provisions of the Company's Certificate of Incorporation as in effect on the date hereof, and otherwise to the fullest extent to which employees, officers and directors of a corporation organized under the laws of the state of incorporation of the Company may be indemnified pursuant to the laws of such state, as the same may be amended from time-to-time (or any subsequent statute of similar tenor and effect), subject to the terms and conditions of such statute.

      10. Independent Representation. The Executive acknowledges that he has had the opportunity to seek independent legal counsel and tax advice in connection with the execution of this Agreement, and the Executive represents and warrants to the Company (a) that he has sought such independent counsel and advice as he has deemed appropriate in connection with the execution hereof and the transactions contemplated hereby, and (b) that he has not relied on any representation of the Company as to tax matters, or as to the consequences of the execution hereof.

      10.1 Neutral Construction. No party may rely on any drafts of this Agreement in any interpretation of the Agreement. Each party to this Agreement has reviewed this Agreement and has participated in its drafting and, accordingly, no party shall attempt to invoke the normal rule of construction to the effect that ambiguities are to be resolved against the drafting party in any interpretation of this Agreement.

            10.2 Attorneys' Fees. In the event that either party hereto commences litigation against the other to enforce such party's rights hereunder, the prevailing party shall be entitled to recover all costs, expenses and fees, including reasonable attorneys' fees (including in-house counsel), paralegals, fees, and legal assistants' fees through all appeals.

            11. General.

      11.1 No Brokers. Each of the parties to this Agreement represents and warrants to the other that it has not utilized the services of any finder, broker or agent. Each of the parties agrees to indemnify the other against any and all liabilities to any person, firm or corporation claiming any fee or commission of any kind on account of services rendered on behalf of such party in connection with the transactions contemplated by this Agreement.

            11.2 Applicable Law. This document shall in all respects be governed by the laws of the State of Delaware.

            11.3 Successor Obligations. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume by written agreement and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.


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

            11.4 Survival. The parties hereto agree that the covenants contained in Section 6 hereof shall survive any termination of employment by the Executive and any termination of this Agreement.

            11.5 Assignability. All of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns. The obligations of the Executive however, may not be assigned, and the Executive may not, without the Company's written consent, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest therein. Any such attempted assignment or disposition shall be null and void and without effect. Notwithstanding anything in this Section 11.5 to the contrary, the Company and the Executive agree that this Agreement and all of the Company's rights and obligations hereunder may be assigned or transferred by the Company to and may be assumed by and become binding upon and may inure to the benefit of any affiliate of or successor to the Company. The term "successor" shall mean, with respect to the Company or any of its subsidiaries, and any other corporation or other business entity which, by merger, consolidation, purchase of the assets, or otherwise, acquires all or a material part of the assets of the Company, including but not limited to HSCC. Any assignment by the Company of its rights and obligations hereunder to any affiliate of or successor shall not be considered a termination of employment for purposes of this Agreement.

            11.6 Notices. Any and all notices required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if delivered either personally, by telex, facsimile transmission, same-day delivery service, overnight expedited delivery service, or if deposited in the United States Mail, certified or registered, postage prepaid, return receipt requested. If notice is served personally, notice shall be deemed effective upon receipt. If notice is served by telex or by facsimile transmission, notice shall be deemed effective upon transmission, provided that such notice is confirmed in writing by the sender within one (1) day after transmission. If notice is served by same day delivery service or overnight expedited delivery service, notice shall be deemed effective the day after it is sent, and if notice is given by United States mail, notice shall be deemed effective five (5) days after it is sent. In all instances, notice shall be sent to the parties at the following addresses:

If to the Company:                  Celerity Systems, Inc.
                                    146 Maryville Pike, Suite #201
                                    Knoxville, TN 37920
                                    Fax:        865-539-3502
                                    Attention:  Board of Directors

With a copy to:                     Kirkpatrick & Lockhart Nicholson Graham LLP
                                    201 South Biscayne Boulevard, 20th Floor
                                    Miami, FL 33131
                                    Fax:        305-358-7095
                                    Attention:  Clayton Parker, Esq.


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

If to the Executive:                C. Thomas McMillen
                                    1103 South Carolina Avenue, S.E.
                                    Washington, D.C. 20003
                                    Fax:        202-546-1712

With a copy to:                     Ernest M. Stern
                                    Schiff Hardin LLP
                                    1101 Connecticut Avenue Suite 600
                                    Washington, D.C. 20031
                                    Fax:        202-778-6460

Any party may change its address for the purpose of receiving notices by a written notice given to the other party.

            11.7 Modifications or Amendments. No amendment, change or modification of this document shall be valid unless in writing and signed by all of the parties hereto.

            11.8 Waiver. No reliance upon or waiver of one or more provisions of this Agreement shall constitute a waiver of any other provisions hereof.

            11.9 Severability. If any provision of this Agreement as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement. If any court construes any of the provisions to be unreasonable because of the duration of such provision or the geographic or other scope thereof, such court may reduce the duration or restrict the geographic or other scope of such provision and enforce such provision as so reduced or restricted.

            11.10 Separate Counterparts; Signatures Transmitted Via Facsimile Machines. This document may be executed in one or more separate counterparts, each of which, when so executed, shall be deemed to be an original. Such counterparts shall, together, constitute and shall be one and the same instrument. This Agreement, and the counterparts thereto, may be executed by the parties using their respective signatures transmitted via facsimile machines.

            11.11 Headings. The captions appearing at the commencement of the sections hereof are descriptive only and are for convenience of reference. Should there be any conflict between any such caption and the section at the head of which it appears, the substantive provisions of such section and not such caption shall control and govern in the construction of this document.

            11.12 Further Assurances. Each of the parties hereto shall execute and deliver any and all additional papers, documents and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto.


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            11.13 Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement, and any and all prior agreements or representations are hereby terminated and canceled in their entirety.

         [SIGNATURE PAGE FOLLOWS; REMAINDER OF PAGE INTENTIONALLY BLANK]


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      IN WITNESS WHEREOF, the parties hereto have caused this Executive
Employment Agreement to be effective as of the Effective Date.

                                       THE COMPANY:

                                       CELERITY SYSTEMS, INC.

                                       By:
                                          --------------------------------------
                                       Name: ___________________________________
                                       Title:  _________________________________

                                       THE EXECUTIVE:

                                       -----------------------------------------
                                       C. Thomas McMillen